Exhibit 10.9

Execution Version

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is made effective as of September 30, 2009, by and between FMR LLC, a Delaware limited liability company, with its principal place of business at 82 Devonshire Street, Boston, Massachusetts 02109 (“Lender”) and EXA CORPORATION, a Delaware corporation with offices at 55 Network Drive, Burlington, Massachusetts 01803 (“Borrower”).

W I T N E S S E T H:

A. Reference is made to that certain Loan and Security Agreement, dated as of July 14, 2009 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, including by that certain First Amendment to Loan and Security Agreement dated as of August 31, 2009, the “Loan Agreement”), by and between Borrower and Lender, whereby Lender has made available certain financing to Borrower upon the terms and conditions contained therein including a line of credit facility in the maximum principal amount of $4,000,000.00.

B. Borrower and Lender have agreed to modify the Loan Agreement so as to, among other things, increase the maximum principal amount of the credit facility to $10,000,000 and to change the Maturity Date (as defined in Section 13.1 of the Loan Agreement). Borrower and Lender are willing to modify the Loan Agreement based upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender agree as follows:

1. Defined Terms. Capitalized terms used herein, unless specified otherwise, shall have the same meanings and/or references as contained in the Loan Agreement.

2. Definitions Modifications.

(a) Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definition therein:

“Facility Amount” is Ten Million Dollars ($10,000,000.00).

“Maturity Date” is the earliest to occur of (i) April 30, 2010 or (ii) a Funding Event.

(b) Section 13.1 of the Loan Agreement is hereby further amended by inserting the following definitions therein in appropriate alphabetical order:

“Funding Event” is either (i) any sale of equity securities of Borrower (except issuances of stock to employees pursuant to stock option or other equivalent plans approved by the Board of Directors of Borrower) or (ii) any debt financing by the Borrower with a third-party lender.

“Second Amendment” is that certain Second Amendment to Loan and Security Agreement dated as of September 30, 2009 between Borrower and Lender.

“Second Amendment Effective Date” is September 30, 2009.

3. Loan Agreement Modifications.

(a) Section 2.1.1(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) Maximum Advances.

(i) The aggregate amount of all Advances for Revolving Loans outstanding for the following periods may not exceed the following maximums for such period:

Period	Maximum
Second Amendment Effective Date through October 31, 2009	$6,000,000
November 1, 2009 through November 30, 2009	$8,000,000
December 1, 2009 and thereafter	$10,000,000

(ii) Subject to clause (i) above, the aggregate amount of all Advances made based on Eligible Accounts and Advances for Revolving Loans outstanding at any time may not exceed the Facility Amount.”

(b) Section 2.2 of the Loan Agreement is hereby amended by inserting the following new Section 2.2.6 as follows:

“2.2.6 Second Amendment Facility Fee. A fully earned, non-refundable facility fee of Fifty Thousand Dollars ($50,000.00) is payable by deduction from the first Revolving Loan Advance made after execution of the Second Amendment.”

(c) Section 2.3.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.3.1 Repayment.

(a) Interest. Borrower will repay Interest on each Advance quarterly in arrears on the first day of each calendar quarter commencing with a payment on January 1, 2010.

(b) Principal.

(i) Borrower will repay the principal on each Advance made based upon Eligible Accounts on the earliest of: (A) the date on which payment is received of the Financed Receivable with respect to which the Advance was made (but only to the extent of the payment if the Financed Receivable remains otherwise an Eligible Account), (B) the date on which the Financed Receivable is no longer an Eligible Account, (C) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (D) the date on which there is a breach of any warranty or representation set forth in Section 5.3 or a breach of any covenant in this Agreement or (E) the Maturity Date (including any early termination). Each payment will also include all accrued and unpaid Interest with respect to such Advance and all other amounts then due and payable hereunder.

(ii) Borrower will repay each Advance for Revolving Loans on the Maturity Date (including any early termination). Each payment will also include all accrued and unpaid Interest with respect to such Advance and all other amounts then due and payable hereunder.”

(d) Section 2.3 of the Loan Agreement is hereby amended by inserting the following new Section 2.3.4 as follows:

“2.3.4 Voluntary Prepayment. Borrower shall have the right, at its election, to repay the outstanding amount of the Advances, as a whole or in part, at any time without penalty or premium. Any such prepayment will also include all accrued and unpaid Interest with respect to such Advance prepaid and all other amounts then due and payable hereunder.”

(e) Section 6 of the Loan Agreement is hereby amended by inserting the following new Section 6.8 and Section 6.9 as follows:

“6.8 Conversion. If any sale of equity securities (including securities convertible into or exchangeable for equity) of Borrower (except issuances of stock to employees pursuant to stock option or other equivalent plans approved by the Board of Directors of Borrower) (an “Equity Financing”) occurs at any time prior to or within three (3) months after April 30, 2010, Lender may purchase up to $10 million of the securities being offered in such Equity Financing, payable by conversion of the amount of any outstanding Advances hereunder (including outstanding principal and accrued but unpaid interest) and/or by delivery of immediately available funds, at the election of Lender. Lender may convert or purchase such equity, as the case may be, at a price equal to 85% of the price otherwise paid in the Equity Financing. No later than fifteen (15) days prior to the closing of any such Equity Financing, Borrower shall give Lender written notice of the Equity Financing, setting forth all of the terms and conditions of the Equity Financing, including the proposed operative documents and the identity of the purchasers in such Equity Financing.

For the avoidance of doubt, these rights are in addition to Lender’s existing shareholder rights and nothing contained within this Section 6.8 is intended to affect any rights that Lender or its affiliates may otherwise have in their capacity as shareholders of Borrower.

This Section 6.8 shall survive the termination of this Agreement

6.9 Financial Advisor. The Board of Directors of Borrower (the “Board”) shall designate a special committee to evaluate and pursue, in conjunction with Borrower’s management, the strategic alternatives available to Borrower and acceptable to Lender to maximize returns to all shareholders. By not later than October 31, 2009 (i) the Board shall designate such committee and (ii) the Company shall retain a financial advisor reasonably acceptable to Lender to advise on such strategic alternatives and the process of evaluating and pursuing such strategic alternatives. The financial advisor shall be directed to consider all reasonable alternatives, including, without limitation, a sale of the entire business enterprise to a strategic or financial buyer, or a purchase by new investors of existing equity held by current shareholders. The Board shall thereupon pursue such strategic alternatives; provided that Lender’s rights under this Section 6.9 shall not apply if, within thirty (30) days following the execution of the Second Amendment, Borrower repays Lender’s Advances under this Working Capital Line of Credit and this Agreement is terminated with no further obligation on the part of Lender; provided further that nothing contained within the foregoing proviso is intended to affect any rights that Lender or its affiliates may otherwise have in their capacity as shareholders of Borrower.

This Section 6.9 shall survive the termination of this Agreement, except in the event of termination within the thirty (30) day period referenced above.”

(f) Section 7.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness. For the avoidance of doubt, Borrower may incur Indebtedness to repay Lender’s Advances under this Working Capital Line of Credit as long as (i) Borrower’s financial obligations (including principal, interest, and expenses) to Lender under this Agreement are fully satisfied by such repayment, (ii) the terms of such Indebtedness are on a reasonably equivalent or better basis to the terms of this Agreement, and (iii) all of Lender’s obligations under this Agreement are concurrently terminated.

For the avoidance of doubt, nothing contained within the above is intended to affect any rights that Lender or its affiliates may otherwise have in their capacity as shareholders of Borrower.”

4. Fees. Borrower shall reimburse Lender for all out-of-pocket expenses of Lender in connection with the negotiation, preparation, execution, delivery and administration of this Amendment (including the reasonable fees, disbursements and other charges of counsel to Lender).

5. Consistent Changes. The Loan Documents are hereby amended wherever necessary to reflect the changes described above.

6. Ratification of Loan Documents. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Lender, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

7. No Defenses of Borrower. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Lender with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Lender, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Lender from any liability thereunder.

8. Continuing Validity. Borrower understands and agrees that in modifying the existing Obligations, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan Documents. Except as expressly modified pursuant to this Amendment, the terms of the Loan Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Obligations pursuant to this Amendment in no way shall obligate Lender to make any future modifications to the Obligations. Nothing in this Amendment shall constitute a satisfaction of the Obligations. It is the intention of Lender and Borrower to retain as liable parties all makers of Loan Documents, unless the party is expressly released by Lender in writing. No maker will be released by virtue of this Amendment.

9. Representations and Warranties. Borrower hereby represents and warrants that, except for the delivery of Compliance Certificates pursuant to Section 6.2(b) of the Loan Agreement, which Compliance Certificates will be delivered simultaneously with the execution of this Amendment: (a) it has complied and is now in compliance with, all of the terms and provisions set forth in the Loan Documents, as amended, on its part to be observed and performed; (b) no Event of Default specified in Section 8 of the Credit Agreement has occurred or is continuing and no facts or circumstances now exist that with notice or the passage of time would become an Event of Default; (c) the representations and warranties set forth in Section 5 of the Loan Agreement remain true and accurate as of the date hereof except to the extent of any such representations or warranties that speak to a particular point in time; and (d) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporation action.

10. Miscellaneous. This Amendment shall be governed by the laws of The Commonwealth of Massachusetts, shall take effect as a sealed instrument and may be executed in counterparts which when taken together shall constitute one document.

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This Amendment is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		LENDER:

EXA CORPORATION		FMR LLC

By:	/s/ Edmond L. Furlong	By:	/s/ Steven F. Schiffman
Name:	Edmond L. Furlong	Name:	Steven F. Schiffman
Title:	COO/CFO	Title:	Treasurer